Mike:

Thank you ___________. I’d like to welcome all participants to National Research Corporation’s first quarter 2005 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

During the call today I will report on the global metrics we track and have Pat provide a detailed review of our financial performance for the first quarter, after which we will open the call to your questions.

Overall, we had a very good quarter. The volatility in the federal sector has stabilized and we exceeded our earnings per share estimate. Total recurring contract value is increasing, and new contracts signed in the quarter showed a massive increase driven by the traction of the national standard and coupled with our sales expansion efforts. Before I get into the overall metrics, let me turn the call over to Pat to review the first quarter’s income statement and balance sheet, and our EPS guidance for the second quarter. Pat.

Pat:

Thanks Mike.

For the three-months ended March 31, 2005, the Company’s revenues were right in line with our expectations and earnings were ahead of the expected performance we projected in January. During the first quarter of 2005, NRC achieved revenues of $6.6 million compared to $7.6 million during the same period in 2004. The million dollar reduction was expected due to federal sector volatility.

For the first quarter of 2005, the Company’s net income was $748,000 or $0.10 per share, compared to $1.2 million or $0.16 per share for the same period 2004. The net income margin was 11.3% of revenue which was below our model of 15%.

During the quarter the direct expenses improved as a percentage of revenue by decreasing to 41.7% compared to 43.6% in 2004. This was caused by the mix of business of the various projects during the quarter. We would expect the direct expenses percentage to move back towards the lower end of our annual goal of 43 to 45% of revenue.

During the quarter, the selling, general and administrative costs were $2.2 million or 33.1% of revenue. We expect SG&A expense to remain at similar dollar amounts during the second quarter and, as a percentage of revenue, to remain above our goal of 23 to 25% during the next quarter.

Depreciation and amortization was 6.4% of revenue during the first quarter of 2005. We expect that this expense line item will remain within our model of 5.5 to 6.5% of revenue during 2005.

Cash flow from operations for the first quarter 2005 was $2.4 million. The Company continues to improve its strong financial position. The balance sheet has improved again this quarter and should continue to improve even more during the next quarter. Cash and short-term investments as of March 31, 2005, were approximately $20.3 million, or $2.82 per share.

For the second quarter 2005, based upon the activities that we see, including the base of recurring revenue, and our sales expansion efforts, our goal for earnings per share is $0.12, a 20% growth over the prior year’s quarter.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our quarterly calls we have been highlighting several key metrics.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature. Total Recurring Contract Value at March 31, 2005, was $30.8 million, up 10.1% over March 31, 2004 and up 4.7% from year end 2004. We are pleased with this growth given the reductions we experienced in the contract value of our federal sector business. Recurring Contract Value of our core, non-federal sector projects, was actually up 15.2% quarter one 2005 over quarter one a year ago and up 6.6% from year end 2004.

Net New Sales is the second measure of performance we report. This metric is the percentage growth in the value of new contracts signed, reduced for any change orders that would decrease a current contracts value. Net new sales represent our ability to generate new business from current clients and add new clients, without respect to when such contract value will be recognized.

Net New Sales were up 129% first quarter 2005 over first quarter 2004. As you can see, sales in the quarter were very strong when compared to the last three quarters’ net new sales increases of 32%, 28% and 52%. This trend illustrates growth in new sales which is largely driven by the national standard opportunity now materializing. While we can’t expect new sales growth to run in the hundreds of percentage points every quarter, it’s a nice feeling to get out of the gate this fast to start the year.

The third metric is growth in new sales for our syndicated Healthcare Market Guide product. For the first quarter 2005, we added eight new clients which generated a respectable 19% year-over-year increase in Healthcare Market Guides new sales.

I would now like to ask _______________ to open the call for questions.

In summary, we have worked hard for a long time to get the national standard to the reality stage. I’m now looking forward to capitalizing on that and the other opportunities that are materializing for the company.

Thank you for your participation on today’s call. Pat and I will be back in 90 days to report on our second quarter performance.